EXHIBIT 10.116

LICENSE, SUPPLY AND DISTRIBUTION AGREEMENT

This License, Supply and Distribution Agreement (this “Agreement”) is made and entered into as of August 6, 2007, by and between Senetek PLC, a United Kingdom public company with its offices located at 831 Latour Court, Napa, California 94558 (“Senetek”), and Triax Aesthetics, LLC, a Delaware limited liability company with its offices located at 20 Commerce Drive, Cranford, New Jersey 07016(“Licensee”).

BACKGROUND

A.	Senetek has developed certain inventions and other proprietary intellectual property relating to the use of the Compound (as defined below) as an ingredient in topical dermatological and skin care products, and has filed patent applications claiming such use as well as a trademark application for the tradename of the Compound.

B.	Licensee desires to distribute, market and sell specific formulations containing the Compound in the Field in the Authorized Channel within the Territory (all as defined below).

Accordingly, in consideration of the mutual promises, covenants, and conditions set forth below, the parties agree as follows:

1.	DEFINITIONS

When used in this Agreement, each of the following capitalized terms shall have the respective meanings set forth in this Article.

1.1 “Affiliate” means any corporation, partnership, proprietorship or other legal entity directly or indirectly controlled by, controlling, or under common control with another legal entity, “control” meaning, for purposes hereof, the effective power to elect at least a majority of the Board of Directors or other management body of a legal entity or to effectively direct the management of a legal entity, by the ownership of voting securities, by contract, or otherwise.

1.2 “Agreement Date” means the date of this Agreement first set forth above.

1.3 “Applicable Laws” means all laws, rules, regulations and guidelines that apply to the import, export, research and development, manufacture, marketing, distribution, or sale of the Products hereunder or the performance of either party’s obligations under this Agreement to the extent applicable and relevant to such party.

1.4 “Anticipated Commercial Launch Date” has the meaning specified in Section 3.10

1.5 “Authorized Channel” means the ethical market channel, comprised of the sale of Products to (i) estheticians and dermatologists, plastic surgeons and other physicians that prescribe or dispense topical dermatological preparations, (ii) pharmacies for sale “behind the counter” and not in the health and beauty aids section, (iii) medical clinics, health maintenance organizations and other recognized prescription drug channels of trade, and (iv) distributors for resale to the channels of trade referred to in clauses (i) through (iii), and such other channels of trade, if any, as the parties may mutually agree from time to time.

1.6 “Backup Manufacturer” has the meaning specified in Section 3.3.5.

1.7 “Contract Quarter” means the three month periods beginning on the first day of the first, fourth, seventh and tenth months of a Contract Year.

1.8 “Commercial Sale” means Licensee or its Affiliate taking a purchase order for a Product from a non-Affiliate purchaser in the Field in the Authorized Channel within the Territory.

1.9 “Compound” means the compound described in Schedule 1.9 hereto, known as [***], in any form for use in the Field.

1.10 “Confidential Information” means marketing, sales, financial, scientific, and other non-public and/or proprietary information concerning the products, projects, businesses and operations of a party or its Affiliates disclosed by such party to the other party or its Affiliates or of which the other party or its Affiliates gains knowledge in performing this Agreement.

1.11 “Contract Year” means the twelve month period beginning on January 1, 2008 and each 12 month period thereafter.

1.12 “Distribution Rights” shall have the meaning specified in Section 2.1.

1.13 “Documentation” means the documentation relating to the Patents and the Know-How.

1.14 “Field” means the non-prescription topical dermatological use of Products containing the Compound in humans.

1.15 “Final Adjudication” means any decision by a Governmental Entity if either (a) any and all appeals in connection with the adjudication are exhausted or (b) the time for any such appeal shall have passed without such appeal having been perfected.

1.15A “First Contract Year” means the twelve month period commencing on January 1, 2008 and ending on December 31, 2008.

1.16 “GAAP” means United States generally accepted accounting principles, consistently applied.

1.17 “Governmental Entity” means any competent governmental agency, board, authority, commission, court or other entity having lawful jurisdiction.

1.18 “Initial Delivery Date” shall have the meaning specified in Section 3.3.2

1.19 “Initial Purchase Order” shall have the meaning set forth in Section 3.3.2

1.20 “Intellectual Property” means collectively the Patents, the Licensed Trademark, the Know-How and such other trademarks, tradenames, copyrights, designs and other proprietary rights related to or useful in the performance of this Agreement that Senetek or any of its Affiliates now owns, has rights to or hereafter acquires rights to specifically related to the development, manufacture or use of the Compound or the Products in the Field in the Authorized Channel in the Territory.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.21 “Know-How” means such special knowledge, trade secrets, laboratory workbooks, manufacturing processes, recipes and formulas, testing and clinical trial data, subject photos, and all other technical or other proprietary information, whether or not patented or patentable, owned or controlled by Senetek or its Affiliates at any time prior to or during the term of this Agreement which Senetek is not prohibited from disclosing to Licensee and which is specifically related to the development, manufacture or use of the Compound or the Products in the Field in the Authorized Channel in the Territory.

1.22 "Licensed Trademark" means all rights within the Field in the Authorized Channel within the Territory (including any registrations, applications or common law rights) to the trademark and trade name “[***]” (or, if such trade name is not in the opinion of Senetek's trademark counsel reasonably capable of being registered as a trademark in the United States Patent and Trademark Office (the "USPTO"), all such rights to such other trademark and trade name as Senetek may apply to register as a designation for the Products as provided in Section 3.2.1).

1.22A "Minimum Net Sales" shall have the meaning set forth in Section 3.9.

1.23 “Net Sales” means the aggregate amounts invoiced by Licensee or its Affiliates from sales of Products to non-Affiliates, less, without duplication, any and all (i) discounts, rebates and allowances granted by Licensee or its Affiliates and taken by such non-Affiliate customers with respect thereto, (ii) amounts actually allowed or credited by Licensee or its Affiliates for returns of such Products, (iii) amounts actually written off by Licensee or its Affiliates as uncollectible after reasonable commercial efforts to collect the same, not to exceed [***]% of gross sales, (iv) tariffs, duties, value-added taxes, sales taxes and/or use taxes directly imposed on Licensee or its Affiliates in connection with the sale of Products, and (v) packaging, freight, and insurance charges paid by Licensee or its Affiliates, to the extent consistent with and recorded in accordance with GAAP

1.24 “Non-Performance Penalty Payment” has the meaning set forth in Section 3.10.

1.24A “Packaging Specifications” means the standard packaging specifications for the Base Products as agreed to by the parties which shall be developed and set forth on Schedule 1.24A.

1.25 “Patents” means the patent application set forth on Schedule 1.25, any additional patent applications, divisionals, continuations and continuations in part filed by or on behalf of Senetek or its Affiliates in the Territory making claims equivalent to or no broader than the claims of the patent application set forth on Schedule 1.25, and any patents issued with respect to any of the foregoing or entitled to the benefit of the priority dates thereof. and (ii) any other patent applications and patents in the Territory that are filed by, issued to or acquired by Senetek or its Affiliates as of the Agreement Date or any time thereafter, the claims of which cover any Base Products or Additional Products.

1.26 “Products” means (i) the "Base Products", meaning the two products set forth in Schedule 1.26 (comprising a lotion without SPF and a cream without SPF) in standard packaging described in the Packaging Specifications which do not exceed 3 oz. (85 g.) in Product content and which are labeled and marketed for non-prescription use in reducing the appearance of lines and wrinkles or other non-prescription "anti-aging" dermatological use ("Anti-Aging Use"") and (ii) the "Additional Products", meaning (a) such larger sized Units of products having the formulations set forth in Schedule 1.26 for Anti-Aging Use or contained in packaging with specifications other than the Packaging Specifications for Anti-Aging Use and (b) such other formulations of non-prescription topical dermatological. preparations containing the Compound alone or in combination with other active ingredients, whether for Anti-Aging Use or other uses (such as skin whitening or acne rosacea), as Senetek may determine to develop and offer to Licensee from time to time and as Licensee may determine to accept as a Product for purposes of this Agreement, subject to the parties' agreement on pricing and Minimum Net Sales of such Products as set forth in Section 3.6.2).

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.26A “Roll Out Program” has the meaning set forth in Section 3.10.

1.26B "Samples" means Units of Products which Licensee distributes free of charge or at a discount from list price for promotional purposes (but excluding the Units that are the subject of the Initial Purchase Order).

1.27 “Specifications” means (i) the specifications and Packaging Specifications for each Base Product and (ii) the specifications for any Additional Products agreed to by the parties, which shall be developed and set forth on Schedule 1.26 as provided in Section 3.1.

1.28 “Territory” means Canada and the United States of America, its territories and possessions including Puerto Rico and such countries of the Middle East on which the parties may agree.

1.29 “Term” means the period starting on the Agreement Date and ending (if not earlier terminated pursuant to the other terms of this Agreement) at the later of (i) expiration of the fifteenth (15th) Contract Year or (ii) expiration of the last Valid Claim covering the Products.

1.30 “Trademarks” means all rights within the Field in the Authorized Channel within the Territory (including any registrations, applications or common law rights) to any trademarks which Licensee may apply to register as a designation for the Products as provided in Section 3.2.2 and such additional common law and statutory trademarks, trade names, logos, trade dress and domain names (other than the Licensed Trademark) as Licensee may use from time to time in connection with the distribution, marketing and sale of the Products and in conjunction with the Licensed Trademark as provided in the Agreement.

1.31 "Unit" means an individual unit of Product in its primary retail consumer packaging, whether sold separately or as part of a collection or set.

1.32 “Valid Claim” means any claim of an issued patent that is included within the Patents that has not expired or been deemed unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2.	LICENSE

2.1 Grant of License. Senetek hereby grants to Licensee during the Term (and such post- Term period described in Section 9.4 hereof) an exclusive, even as to Senetek, transferable (to the extent provided in Section 10.5) royalty-free license under the Intellectual Property to distribute, market, warehouse and sell the Products in the Authorized Channel in the Field in the Territory, and the right to use the Documentation and Senetek’s Confidential Information to facilitate such distribution, marketing, warehousing and sale, in each case subject to the terms of this Agreement (the “Distribution Rights”). Licensee may grant sublicenses under the Distribution Rights to its Affiliates and to distributors. For the avoidance of doubt, the parties acknowledge that as of the date hereof the application for the trademark “[***]” for the Products is presently pending before the USPTO and, as promptly as practicable after the Agreement Date, counterparts thereof (or of such other trademark application as Senetek may determine as provided in Section 3.2.1) will be filed at Senetek’s cost in each other country within the

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Territory. Upon registration of such trademark (or such other trademark as Senetek may so determine) in the United States of America and such other countries within the Territory in which it may be registered, Licensee shall be granted an exclusive license (even as to Senetek) to the Licensed Trademark for use in the Authorized Channel in the Field in the Territory without any further action of th parties.

2.2 Exclusivity. During the Term Senetek and its Affiliates will not, in the Field in the Authorized Channel in the Territory, (i) distribute, market or sell Products or any other non-prescription topical dermatological product containing the Compound or, except as provided in Section 2.3, any other compound with respect to which Licensee would have a right of first offer pursuant to Section 2.3, owned, licensed or developed by Senetek and its Affiliates, or (ii) use the Licensed Trademark, or (iii) license, retain, authorize or contract with any third party so to do. Senetek will use its best efforts to prevent the Products and any other non-prescription topical dermatological product containing the Compound or using the Licensed Trademark from entering the Field in the Authorized Channel in the Territory. Without limiting the foregoing, Senetek and its Affiliates shall not sell or otherwise provide any Products or any other non-prescription product containing the Compound or using the Licensed Trademark to any third party outside the Territory and/or outside the Authorized Channel where Senetek has reason to believe that such Products or other products containing the Compound or using the Licensed Trademark will be sold by such third party in the Field in the Authorized Channel in the Territory. Nothing in this Agreement shall be construed to limit Senetek’s right to use or license the Intellectual Property or the Confidential Information or Documentation otherwise than in the manner exclusively licensed to Licensee in Section 2.1.

2.3 Right of First Offer. During the Term, Licensee shall have the exclusive right of first offer to obtain the right to (i) distribute, market, warehouse and sell in the Field in the Authorized Channel in the Territory products containing improved versions of the Compound, alone or in combination with other compounds, or products containing other compounds covered by any of the Valid Claims of the Patents (collectively "Improvements") and (ii) distribute, market, warehouse and sell in the Authorized Channel in the Territory products containing the Compound for approved prescription drug use in humans (collectively, "Prescription Products"), developed or otherwise acquired by Senetek or its Affiliates. At such time as Senetek determines, based on preliminary studies, that an Improvement exhibits biological activity that may make it commercially marketable or that a Prescription Product has been approved or may be approvable for marketing in the Territory, Senetek shall give written Notice thereof to Licensee, accompanied by such study and/or regulatory data as may be in Senetek's possession or control that it is permitted to disclose to Licensee, and Licensee shall have forty-five (45) days from the date that Senetek gives such Notice (the “Notice Period”) to give Notice to Senetek setting forth in reasonable detail the terms upon which Licensee would acquire the right to distribute, market, warehouse and sell products containing the Improvement in the Field in the Authorized Channel in the Territory or Prescription Products in the Authorized Channel in the Territory, as the case may be. During this Notice Period, Senetek shall not offer the Improvement or the Prescription Product to any third party in the Authorized Channel in the Territory. Senetek shall be permitted to give Notice, within fifteen (15) days after receipt of any such Notice from Licensee, either accepting or rejecting Licensee's offer and, if rejecting, may set forth Senetek's counter-offer, in which event Licensee shall be permitted to give Notice within fifteen (15) days accepting or rejecting Senetek's counter-offer and, if rejecting, may set forth a final offer, which Senetek shall accept or reject within fifteen (15) days. If Senetek elects not to accept Licensee's offer and any final offer (or if no Notice setting forth an offer or final offer is made by Licensee within the periods prescribed above) Senetek shall be free subject to the terms of this Agreement to grant such rights to others on terms no better to such other party than those last offered by Licensee.

2.4 No Other Right. It is expressly understood that this Agreement grants no rights to Licensee under the Intellectual Property except those express rights set forth in Sections 2.1, 2.2 and 2.3. Without limiting the foregoing, Licensee has no right pursuant to this Agreement to, and shall not, (i) manufacture or package or have manufactured or packaged any products containing the Compound that fall within the scope of a Valid Claim, (ii) distribute, market or sell or knowingly permit its customers or distributors to re-distribute, re-market or re-sell any Products that fall within the scope of a Valid Claim other than in the Field in the Authorized Channel within the Territory, (iii) distribute, market or sell products containing the Compound that fall within the scope of a Valid Claim otherwise than in accordance with the terms of this Agreement, or (iv) acquire or assert any co-ownership or other proprietary interest in any of the Intellectual Property (including without limitation the Patents) by virtue of its distribution, marketing or sale of products containing the Compound, whether alone or in combination with other active ingredients in which Licensee may have an ownership or other proprietary interest.

3.	DEVELOPMENT, MANUFACTURE, MARKETING AND DISTRIBUTION OF PRODUCTS

3.1 Product Development and Formulation. Senetek has made available to Licensee all currently existing in vitro and in vivo pre-clinical and clinical data related to the Compound and all existing Product formulations, Product claim substantiation and Product safety testing data, and will continue to make available to Licensee all future like data related to the Products as from time to time constituted which Senetek is not prohibited from disclosing pursuant to agreements with third parties. Senetek shall be responsible for the design, development, scope and conduct of all future Product development, testing and clinical trials and for the formulation, Specifications and product claims for all Products, provided that Senetek shall not include in any Product's Specifications any compound or other ingredient other than the Compound requiring payment of royalty or other compensation to any third party without Licensee's prior, written approval. In addition, Senetek shall conduct such Product stability, preservative challenge and like testing as the parties determine is reasonably appropriate for the manufacture and storage of the Products and as required by Applicable Laws pending their distribution by Licensee. Senetek shall be solely responsible for all costs related to such Product development, testing and clinical trials and such Product stability, preservative challenge and like testing. The Specifications of each Base Product and Additional Product shall be annexed as an addendum to Schedule 1.26. Senetek shall use its best efforts to complete development of the Base Products no later than the dates set forth on Schedule 1.26.

3.2 Intellectual Property Development and Protection; Trademark

3.2.1 Senetek has made available to Licensee the patent application set forth in Schedule 1.25 and all prosecution files and records in its possession related thereto. Senetek will promptly file appropriate counterparts of such application in such other countries within the Territory as the parties shall determine and will consult with Licensee with respect to any notices from or correspondence with the USPTO or any other Governmental Entity with respect thereto and the development, filing and prosecution of any subdivisions, continuations, continuations in part or additional applications related to the Compound or any Product for use in the Field in the Territory. In addition, Senetek has made available to Licensee all applications and registrations for the Licensed Trademark and all prosecution files and records related thereto, will promptly file appropriate counterparts of such application in all other countries within the Territory and shall use commercially reasonable best efforts to prosecute such applications and will consult with Licensee with respect to any notices from or correspondence with the USPTO or any other Governmental Entity or third party with respect to the Licensed Trademark. If, in the opinion of

Senetek's trademark counsel, the trade name “[***]” is unlikely to be registrable with the USPTO as a statutory trademark to designate Products, Senetek shall consult with Licensee with respect to an alternate trade name that in the opinion of Senetek's trademark counsel is likely to be registrable with the USPTO as a statutory trademark to designate Products, shall use commercially reasonable best efforts to file applications for registration thereof throughout the Territory as promptly as practicable, and shall keep Licensee advised of its progress with the prosecution and maintenance of such applications and any registrations for the Licensed Trademark or the enforcement thereof. Senetek shall have sole and exclusive ownership of the Patents, the Licensed Trademark and all other Intellectual Property, Know-How and Documentation licensed to Licensee pursuant to this Agreement, and Senetek shall be solely responsible for all costs related to the foregoing, the payment of all fees required for the maintenance of all Patents, the Licensed Trademark and all other Intellectual Property, the defense of the Patents, the Licensed Trademark and all other Intellectual Property against challenge by any Governmental Entity or third party, and the prosecution of actions against any third party that may infringe any of the Patents, the Licensed Trademark or any other Intellectual Property. Senetek shall use commercially reasonable best efforts to obtain Patent and Licensed Trademark protection for the Products throughout the Territory (including, but not limited to, by the continued prosecution of any patent and trademark applications that are on file as of the Agreement Date or are filed hereafter during the Term), shall use best efforts to maintain in force all issued Patents and Licensed Trademark registrations for the Products at all times during the Term, and shall keep Licensee reasonably informed with respect to the foregoing matters and take into consideration Licensee’s reasonable suggestions with respect to such matters.

3.2.2 All Products shall be packaged and sold under Licensee's Trademark in conjunction with the Licensed Trademark, and all packaging shall bear the parties' respective principal corporate names in equal type size and prominence as follows: "Senetek/Triax". Licensee has made or will make available to Senetek all applications and registrations for the Trademark and all prosecution files and records related thereto, will promptly file appropriate counterparts of such application in all other countries within the Territory and shall use commercially reasonable best efforts to prosecute such applications and will consult with Senetek with respect to any notices from or correspondence with the USPTO or any other Governmental Entity or third party with respect to such Trademark. If, in the opinion of Licensee's trademark counsel, the Trademark is unlikely to be registrable with the USPTO as a statutory trademark to designate Products, Licensee shall consult with Senetek with respect to an alternate trade name that in the opinion of Licensee's trademark counsel is likely to be registrable with the USPTO as a statutory trademark to designate Products, shall use commercially reasonable best efforts to file applications for registration thereof throughout the Territory as promptly as practicable, and shall keep Senetek advised of its progress with the prosecution and maintenance of such applications and any registrations for such Trademark or the enforcement thereof. Licensee shall in its sole discretion select any other Trademarks to be used in the marketing of the Products under this Agreement. During the Term and at all times thereafter, Licensee and/or its designees shall solely own all rights to the Trademarks and any applications and registrations for the Trademarks. Licensee shall be solely responsible for the payment of all fees required for the maintenance of all Trademarks, the defense of the Trademarks against challenge by any Governmental Entity or third party, and the prosecution of actions against any third party that may infringe any of the Trademarks. Licensee shall use commercially reasonable efforts to maintain Trademark protection for the Products throughout the Territory (including, but not limited to, by the continued prosecution of any applications that are included in the Trademarks at any time during the Term), shall use its best efforts to maintain in force all issued Trademarks for the Products at all times during the Term, and shall keep Senetek reasonably

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

informed with respect to the foregoing matters and take into consideration Senetek's reasonable suggestions with respect to such matters. During the Term, Senetek and its Affiliates shall not use the Trademarks or any marks and names that are confusingly similar thereto, anywhere in the Territory without the prior, written consent of Licensee.

3.3 Product Manufacturing, Packaging. Except as expressly provided herein, Senetek shall be solely responsible for the manufacturing and packaging of all Products and shall manufacture, package and ship the same to Licensee free of charge. The Products shall be manufactured by a contract manufacturer appointed by Senetek. Senetek shall enter into a written agreement with the contract manufacturer which is consistent with the terms and conditions of this Section 3.3 and which expressly identifies Licensee as a third party beneficiary of Senetek’s rights under such agreement. Senetek shall provide Licensee with a true and correct copy of such agreement promptly after it is signed. All Products shall be manufactured in accordance with the Specifications therefor as in effect on the date of manufacture, shall not be adulterated or misbranded, and shall be in full compliance with all applicable cosmetic good manufacturing practices requirements (“CGMP”) and all Applicable Laws (including, but not limited to, all Applicable Laws relating to any active pharmaceutical ingredients or other drugs contained in any of the Products). Notwithstanding the foregoing, Licensee shall pay Senetek its direct expenses without mark up of manufacturing, packaging and shipping any Samples supplied to Licensee hereunder. During the period commencing on the Agreement Date and through the last day of the First Contract Year, Licensee shall pay [***]% of the total purchase price of Samples at the time of its order therefor, with the balance of all amounts payable to Senetek for Samples delivered hereunder to be paid within thirty (30) days following delivery of the Samples F.O.B. Licensee's receiving dock. Thereafter during the remainder of the Term, all amounts shall be payable to Senetek for Samples delivered hereunder within thirty (30) days following delivery of Products F.O.B. Licensee's receiving dock. Licensee shall make full payment for Samples as above provided notwithstanding that it may have any dispute or may have given any Exception Notice with respect thereto as provided in Section 3.3.4. The minimum order size for each stock keeping unit of Product shall be 5,000 Units. All shipments of Products to be delivered to Licensee under this Agreement shall be sampled and analyzed by or on behalf of Senetek to confirm that they meet the Specifications. Senetek shall deliver or cause to be delivered with each shipment of Products a certificate of analysis (or similar document) stating that the Products being delivered meet the applicable Specifications. In addition, Senetek shall provide Licensee with a Certificate of Compliance with the initial shipment of Products and thereafter annually for each Contract Year during the Term. Senetek shall cause its contract manufacturer or sub-contractor to package the Base Products in accordance with the Packaging Specifications and all other Products in accordance with packaging designs and specifications developed by Senetek in consultation with Licensee, which shall be annexed to Schedule 1.24A, and in accordance with all Applicable Laws. All Product packaging shall, to the extent that space can reasonably accommodate the same, include the following or a similar statement presented in a manner consistent with industry practice: “Sold under license from Senetek PLC” with the patent or patent application number applicable in the country of sale indicated.

3.3.1 Delivery Forecast. Except for the Initial Purchase Order provided for in Section 3.3.2 below, not later than the end of the second month of each Contract Quarter during the Term, Licensee shall deliver to Senetek a rolling forecast covering the next four (4) Contract Quarters (the “Delivery Forecast”), which shall specify Licensee’s estimated order requirements of Products (including any Samples), based on manufacturing batch sizes and multiples thereof, desired formulations, and required delivery dates and destinations for the Product. The first Contract Quarter covered by each Delivery Forecast shall be considered a firm order. Senetek shall cause its contract manufacturer to manufacture and ship Products on the delivery dates specified in any purchase order submitted hereunder to the extent the same are consistent with

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

the current Delivery Forecast, and to the extent the same are not so consistent, Senetek shall cause its contract manufacturer to use its best efforts to manufacture and ship on the delivery dates so specified, subject to its capacity and production scheduling requirements, and Licensee shall be obligated to purchase at least the quantity of each Product set forth in the first Contract Quarter of each Delivery Forecast.

3.3.2 Purchase and Sale; Acceptance. Subject to the terms hereof, during the Term, Senetek shall sell and deliver to Licensee, and Licensee shall purchase and accept, the Products pursuant to orders submitted by Licensee to Senetek in accordance with provisions hereof. All deliveries of Product shall be deemed accepted by Licensee unless Licensee shall deliver an Exception Notice to Senetek in accordance with Section 3.3.4 below. Within fifteen (15) days of the date of execution of this Agreement the parties will agree upon the number of Units of the Products pricing, payment terms and pre-launch packaging for use in the Roll Out Program (as hereinafter defined) for the Products. Licensee will thereafter submit to Senetek and Senetek will accept an initial purchase order for the number of Units of the Products with the pricing, payment terms and pre-launch packaging agreed upon by the parties with a delivery date of October 1, 2007 (the "Initial Delivery Date") for use in the Roll Out Program (as hereinafter defined) for the Products. (the "Initial Purchase Order").

3.3.3 Title and Risk of Loss. All Products to be delivered to Licensee under this Agreement shall be shipped by Senetek's contract manufacturer to Licensee fully insured against risk of loss, theft, seizure and destruction. Title and risk of loss with respect to all shipments of Product shall pass from Senetek to Licensee F.O.B. Senetek’s contract manufacturer’s shipping dock in locked containers bound for Licensee’s receiving dock (currently located in Cranford, New Jersey, USA). Licensee shall maintain at all time during the Term property casualty insurance with an insurance company or companies rated at least Best AA covering the Products (other than Samples) from the date title and risk of loss pass to Licensee through the date of resale by Licensee or its Affiliates for the full cost of replacement of such Products, including shipping and transit insurance, naming Senetek as a third party loss payee beneficiary.

3.3.4 Licensee Right of Review; Exception Notice. Licensee may conduct its own analyses on each shipment of the Product, in whatever form, delivered by or on behalf of Senetek pursuant to this Agreement. Licensee shall notify Senetek in writing within thirty (30) days after its receipt of any shipment of Product if in Licensee's opinion the same does not comply with Licensee’s order, does not meet the Specifications (including, but not limited to, any applicable release specifications), is adulterated or misbranded, or is otherwise reasonably determined by Licensee not to comply with any Applicable Laws or Applicable Permits (as defined below) (each such notice, an “Exception Notice”). Any dispute arising between Senetek and Licensee concerning the conformity of any shipment of Product which cannot be settled between the two parties within thirty (30) days following Licensee’s delivery of such notice, shall be submitted to an independent testing laboratory jointly agreed to by the parties in good faith. The laboratory’s report of its analysis shall be delivered to each party simultaneously. The decision of said laboratory shall be binding on Senetek and Licensee. To the extent that the report of analysis states that any portion of a shipment does not comply with Licensee’s order, does not meet the Specifications (including, but not limited to, any applicable release specifications), is adulterated or misbranded, or otherwise does not comply with any Applicable Laws or Applicable Permits (as defined below), (i) Senetek shall or shall cause its contract manufacturer to accept return of such Products at either Senetek’s or the contract manufacturer's shipping expense and to replace the same without payment by Licensee, (ii) Senetek shall or shall cause its contract manufacturer to pay Licensee interest on the purchase price paid for any Samples included among such

Products from the date of payment at the rate of [***] ([***]%) per month, and (iii) the charges of such independent testing laboratory for such analysis and report shall be paid by Senetek or Senetek's contract manufacturer. To the extent that the report of analysis does not so state, the charges of such independent testing laboratory and all other costs and expenses arising from Licensee's decision to conduct such analysis shall be paid by Licensee.

3.3.5 Backup Manufacturer. Prior to the Anticipated Commercial Launch Date of the Product, Senetek will notify Licensee in writing of at least one (1) third party manufacturer (i.e., in addition to the contract manufacturer for the Product appointed under this Section 3.3) that is reasonably acceptable to Licensee and that would be capable of manufacturing Products on short notice in the event of supply failure on the part of the appointed contract manufacturer (the “Backup Manufacturer”). Senetek will be responsible for ensuring the continued availability throughout the Term of such Backup Manufacturer or an alternative Backup Manufacturer to manufacture the Products on short notice.

3.3.6 Notice of Third Party Audit. Each party shall give the other party telephonic notice (with written confirmation) of any pending or threatened audit related to the Product (including, without limitation, the manufacture, production, sale, distribution, import/export or testing of the Product, in whatever form) by any Governmental Entity or other authorized person, regardless of whether such audit is of Licensee, Senetek, Senetek’s contract manufacturer or any company or other person (other than Licensee) with which Senetek or its contract manufacturer has an agreement related to the Product or any ingredient thereof or process used in connection with the manufacture thereof, including, without limitation, any suppliers of raw materials used in the manufacture of the Product, in each case which audit affects or could reasonably be expected to affect the performance of Senetek’s obligations under this Agreement or otherwise affect Licensee’s sale or distribution of the Product (each, an “Audit”); provided, however, that neither party shall be required to give such notice to the other of an Audit by any person that is conducted in the ordinary course pursuant to an agreement between Senetek and such person and not in response to any suspected violation or noncompliance. Each party shall provide any notice to the other party required under this Section 3.3.6 as soon as practicable, but in any event within five (5) business days, following the date such party first becomes aware of such Audit, and shall provide the other party with any documentation or other information provided or available to it relating to any such Audit, and shall provide the other party reasonable opportunity to review and comment upon, prior to submission, any response to such Audit. Each party shall keep the other party fully apprised of the progress and results of any Audit and shall immediately provide the other party with the results of such Audit following its conclusion.

3.3.7 Notice of Regulatory Action. Each party shall provide the other party with notification of its receipt (or the receipt by any Person with which a party has an agreement related to the Product, including, without limitation, suppliers of raw materials and contract manufacturers) of any warning, enforcement, penalty, default, non-compliance, notice of violation or any similar letters, notices, investigations, requests for information or orders from or of any Governmental Entity or other authorized person that relate to the Product. Each party shall provide any notice to the other party required under this Section 3.3.7 as soon as practicable, but in any event within twenty-four (24) hours, following the date such party first receives or becomes aware of any such regulatory action, and shall provide the other party with any documentation or other information provided or available to it relating thereto. Notwithstanding anything herein to the contrary, Senetek maintains sole responsibility for any matter pertaining to such regulatory actions to the extent such regulatory action does not relate to the labeling, trademarking

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(except in connection with the Licensed Trademark), marketing, distribution or sales of the Product. Each party shall have the right to review and comment on any responses of the other party to any such regulatory action.

3.4 Product Marketing and Promotion. Licensee shall use commercially reasonable efforts to market and promote the Products in such manner as to maximize their branding as exclusive high-end non-prescription dermatological products and their acceptance by estheticians and dermatologists, plastic surgeons and other physicians that prescribe or dispense topical dermatological preparations. During the period from the Agreement Date through the end of the First Contract Year, Licensee shall submit to Senetek for its written approval all product marketing, advertising and promotional materials and strategies, and thereafter Licensee shall have discretion to establish such changes in marketing, advertising and promotional materials and strategies as it may determine, after consultation with Senetek. In the event that during the first Contract Year, an objection or comments to the marketing, advertisng or promotional materials is not received within ten (10) business days after acknowledged receipt by Senetek, then such materials shall be deemed to be approved and Licensee shall be free to use such materials in the marketing, promotion and advertising of the Products. Licensee shall prominently display the Licensed Trademark in conjunction with the Trademarks in all advertising, marketing and promotional materials for the Products. Licensee agrees that in advertising, marketing and selling Products it shall not make any negative or disparaging claims with respect to any products licensed by Senetek to third parties without Senetek's prior approval, provided that the foregoing shall not limit Licensee’s right to make general superiority claims, in compliance with Applicable Laws, and aggressively promote and market the Products. Licensee shall be solely responsible for all of its costs of marketing and promoting the Products and all of its administrative costs related to Licensee's performance of this Agreement, except as provided in Section 3.8.1.

3.5 Product Distribution. Commencing on the first day of the First Contract Year and for the remainder of the Term, Licensee shall maintain a sales force of not less than twenty (20) sales representatives experienced in sales of topical skincare products to dermatologists, plastic surgeons and estheticians (the “Dispensing Salesforce”). Licensee shall use commercially reasonable efforts to cause the Dispensing Salesforce to distribute the Products in such manner as to maximize their penetration throughout the Authorized Channel in the Territory consistent with their branding referred to in Section 3.4. Except as provided in Section 3.8.1, Licensee shall be solely responsible for the costs of the Dispensing Salesforce and all of its other expenses related to the distribution of the Products. Licensee shall use reasonable care and commercially reasonable efforts, equivalent to those used to safeguard its other commercial inventories and properties, to safeguard the Products while in Licensee's and its Affiliates' possession and control and during shipment to its and its Affiliates' customers, and shall be liable for the cost of replacement of any Products (other than Samples) lost or damaged as a result of a violation of the foregoing to the extent not covered by the property casualty insurance referred to in Section 3.3.3.

3.6 Resale Price of Products.

3.6.1 Except for the Initial Purchase Order, the resale pricing of which shall be as set forth in Schedule 3.3.2, and except for any Samples, unless otherwise agreed by the parties Licensee's resale price for Base Products in the United States of America and Canada shall be not less than $[***] per Unit, subject to adjustment not more frequently than once per Contract Year (commencing with the second Contract Year) in connection with the setting of the Annual Budget for such Contract Year as provided in Section 3.9.

3.6.2 If the parties wish to develop and launch Additional Products, the parties will negotiate in good faith the resale prices to be charged by Licensee for each such Additional Product and the

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Minimum Net Sales of each such Additional Product to be achieved by Licensee during the first full Contract Year after its launch for purposes of Section 3.9, and the parties will execute an addendum to Schedule 1.26 setting forth the agreed specifications and resale price of such Additional Product and the Minimum Net Sales of such Additional Product for the first Contract Year after its launch.

3.6.3 For the avoidance of doubt, except for payment obligations of Licensee specifically provided for in this Agreement other than in this Section 3.6, the Net Sales remittances provided for in Section 3.8 shall be the sole consideration payable to Senetek with respect to Senetek's manufacture and sale to Licensee and Licensee's distribution, marketing, warehousing and sale of the Products in the Field in the Authorized Channel within the Territory in accordance with the terms of this Agreement, and Licensee shall not be subject to payment of, nor shall Senetek be entitled to receive, any royalty or other payment with respect thereto.

3.7 Reserved.

3.8 Sales and Marketing Fee; Net Sales Remittances.

3.8.1 With respect to the period from the Agreement Date through the end of the first Contract Year, Senetek shall pay a sales and marketing fee to Licensee (the "Marketing Fee") of four million five hundred thousand dollars ($4,500,000) in four equal installments. The first installment of the Marketing Fee of [***] ($[***]) shall be payable on the Agreement Date and the three successive installments of the Marketing Fee shall be payable on the first day of the first, second and third Contract Quarters of the first Contract Year.

3.8.2 In consideration of the Marketing Fee and the rights granted Licensee pursuant to this Agreement, with respect to the period from the Agreement Date through the end of the First Contract Year all proceeds of Licensee's and its Affiliates' Net Sales of Products shall be for Senetek's account until such time that the proceeds of Licensee's and its Affiliates' Net Sales of Products reach $10,800,000. When the proceeds of Licensee's and its Affiliates' Net Sales of Products during the First Contract Year reach $10,800,000, Senetek and Licensee shall meet and negotiate in good faith a revised revenue sharing arrangement for the remainder of the First Contract Year. In each subsequent Contract Year, fifty percent (50%) of the proceeds of Licensee's and its Affiliates' Net Sales of Products shall be for Senetek's account with the other fifty percent (50%) of the proceeds of Licensee's and its Affiliates' Net Sales of Products being for Licensee's account. All proceeds of Net Sales of Products remittable to Senetek shall be held in a segregated lock box or similar account, not available to creditors or investors of Licensee and for the exclusive benefit of Senetek, pending distribution to Senetek as herein provided. Within thirty (30) days after the end of each of the first eleven (11) calendar months of each Contract Year, Licensee shall deliver to Senetek a remittance report in the form annexed as Schedule 3.8.2 setting forth the gross receipts from Licensee's and its Affiliates' sales of Products during the preceding calendar month, the amounts deducted therefrom in determining Net Sales, documentation supporting such deductions (including any bad debt write-offs), and Licensee's and its Affiliates' month-end inventory of Products, and shall remit to Senetek by wire transfer to such account as Senetek may designate from time to time the full amount of the proceeds of Licensee's and its Affiliates' Net Sales set forth in such report which may be due Senetek hereunder. Within sixty (60) days after the end of each Contract Year Licensee shall deliver to Senetek an annual report in the form annexed as Schedule 3.8.2 setting forth the gross receipts from Licensee's and its Affiliates' sales of Products during the preceding Contract Year, all items

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deducted therefrom in determining Net Sales, and all adjustments, if any, being made to the Net Sales as reported in the remittance reports previously furnished for such Contract Year, documentation supporting such deductions (including any bad debt write-offs), and Licensee's and its Affiliates' year-end inventory of Products, and shall remit to Senetek by wire transfer to the account designated by Senetek the amount of all proceeds of Net Sales for such Contract Year set forth in such report to which Senetek is entitled and not theretofore remitted and, if any adjustment to the Net Sales remittable for any calendar month results in an underpayment with respect to such calendar month in excess of [***]( [***]%), Licensee shall remit an amount equal to [***]( [***]%) per month of the underpayment from the date it should have been paid to the date of payment.

3.9 Minimum Net Sales in First Contract Year. The parties agree that the Minimum Net Sales of Products during the First Contract Year (excluding sales of any Products sold between the Agreement Date and December 31, 2007) shall be ten million eight hundred thousand dollars ($10,800,000) except to the extent Net Sales are reduced as a result of a Senetek default of its obligations hereunder or an interruption or other supply failure (including force majeure) (a “Supply Failure Event”) in which case the minimum shall be reduced to the extent of such Supply Failure Event. To the extent that Licensee's remittances of the proceeds of Net Sales as reflected in the annual report for the First Contract Year provided for in Section 3.8.2 are less than $10,800,000 then Licensee shall remit, with the annual report and regular remittance for the First Contract Year provided for in Section 3.8.2, a further remittance equal to the amount by which Licensee's remittances for the First Contract Year are less than $10,800,000.

3.9A. Minimum Net Sales in Subsequent Contract Years. Not later than ninety (90) days before the end of the First Contract Year and any subsequent Contract Year, the parties shall negotiate in good faith with respect to the Annual Budget for the upcoming Contract Year, which shall include the resale prices and Minimum Net Sales of Base Products to be applicable for the following Contract Year and the resale prices and Minimum Net Sales of any Additional Products agreed between the parties as provided in Section 3.6.2. If the parties fail to reach agreement upon the resale prices and Minimum Net Sales applicable for the second or any subsequent Contract Year before the beginning of such second or subsequent Contract Year, then either party shall have the option, exercisable by written Notice to the other of not less than ten (10) days after the beginning of such second or any subsequent Contract Year, to terminate this Agreement, provided that if neither party gives the other such Notice, the resale price per Unit for each Product shall be $[***] and the Minimum Net Sales for the subsequent Contract Year shall be [***]% of the prior year’s Minimum Net Unit Sales. If Licensee fails to sell at least the Minimum Net Sales applicable to the second or any subsequent Contract Year, Licensee shall pay to Senetek, with the itemized annual report for such Contract Year, [***]% of the difference between the Minimum Net Sales applicable to such Contract Year and the actual Net Sales for such Contract Year except to the extent Net Sales are reduced as a result of a Supply Failure Event in which case the Minimum Net Sales for such Contract Year shall be reduced to the extent of such Supply Failure Event.

3.10 Deadline for First Commercial Sale. The parties acknowledge that following the Agreement Date approximately sixty (60) days will be required for Senetek to complete development of the Base Product(s), select the Licensed Trademark and scale up a contract manufacturer, deliver the Products per the Initial Purchase Order and to perform such other actions as are set forth in this Agreement, and for Licensee to select the Trademark, develop marketing and promotional materials and organize and train the Dispensing Salesforce (the “Required Actions”). Senetek and Licensee agree to use their respective commercially reasonable efforts to complete in all material respects all of their

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respective Required Actions in order for the introductory launch of the Product in the form of an agreed upon product rollout/clinical seeding program to occur on or before October 15, 2007 (the “Roll Out Program”) with the first Commercial Sale to occur on or before the end of the February 2008 meeting of the American Academy of Dermatologists (“Anticipated Commercial Launch Date”). If Senetek has completed its Required Actions and is otherwise in compliance with all of its representations, warranties and covenants hereunder and Licensee fails to initiate the Roll Out Program prior to October 15, 2007, then Licensee shall pay to Senetek a non refundable penalty fee in the amount of [***] ($[***])(the “Non-Performance Penalty Payment”). In the event Licensee fails to cause the first Commercial Sale to occur on or before the Anticipated Commercial Launch Date and Senetek is otherwise in compliance with all of its obligations hereunder, Senetek may terminate this Agreement on thirty (30) days written notice to Licensee, provided that if either party has failed to use its commercially reasonable efforts as above provided, then the foregoing dates shall be tolled for the period of the delay caused by such failure to use commercial reasonable efforts. Upon termination of this Agreement by Senetek pursuant to this Section 3.10 hereof, Licensee shall repay to Senetek all Marketing Fees paid to Licensee as of the date of termination and a penalty payment of [***] ($[***]) in full and final satisfaction of all Licensee’s obligations hereunder.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTIES

4.1 Representations, Warranties and Covenants of Licensee. Licensee represents, warrants and covenants as of the Agreement Date and at all times during the Term as follows:

4.1.1 Qualifications and Authorization. Licensee is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware with full corporate power and authority to conduct its business as it is now conducted and to enter into and perform this Agreement. Licensee is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its operations or ownership of assets or its performance of this Agreement requires such licensing or qualification.

4.1.2 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, nor compliance by Licensee with any of the provisions hereof, will (i) violate or conflict with any provision of the charter documents of Licensee (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any encumbrance upon any of Licensee’s assets under, any of the terms, conditions or provisions of any material contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation to which Licensee is a party, or (iii) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award applicable to Licensee, except, in the case of each of clauses (i), (ii) and (iii) above, for such violations, conflicts, breaches, defaults or creations of encumbrances which, in the aggregate, would not have a material adverse affect on the business of Licensee taken as a whole or any adverse effect on its ability to fully perform this Agreement.

4.1.3 Compliance with Laws. Licensee shall comply in all material respects with all Applicable Laws in its performance of this Agreement.

4.1.4 Acknowledgement of Senetek Patents’ Validity, Enforceability and Ownership. In consideration of the benefits of this Agreement, Licensee, for itself and its Affiliates, successors and permitted assigns and sub-licensees of the Patents, during the Term of this Agreement irrevocably acknowledges, admits and concedes that to its knowledge (i) all rights, title and

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interest in the Patents are owned by Senetek and its Affiliates and (ii) all claims of the Patents are valid. During the Term of this Agreement, Licensee, for itself and its Affiliates, successors and permitted assigns and sub-licensees of the Patents, does also relinquish and waive all rights to dispute said ownership and validity in any proceeding of any nature, covenants that it and they will not assert, either affirmatively or defensively, in any proceeding of any nature, any matter inconsistent with said ownership and validity, agrees and acknowledges that the foregoing shall act as a complete defense and bar to any proceeding of any nature challenging such ownership or validity or any of them, and consents to the entry of temporary and permanent injunctions to bar any breach or threatened breach of any of the foregoing, without the filing on behalf of Senetek of any bond or other security. Nothing herein shall be construed to limit the right of Licensee, or any of its Affiliates, successors and permitted assigns or sub-licensees of the Patents, to contest the ownership or validity of any Patent following the Term.

4.1.5 No Broker. Licensee has not retained any finder, broker, or other similar intermediary in connection with the transactions contemplated by this Agreement.

4.1.6 Permits. Licensee has and will maintain and will require any of its distributors or other commercial partners in performing this Agreement to have and maintain during the Term all permits, licenses and other authorizations required under Applicable Laws to permit Licensee or such third parties to market and distribute the Products in the Territory.

4.1.7 No Debarment. Neither Licensee nor any individual or company employed or engaged by Licensee in connection with any work to be performed under this Agreement has been debarred under Section 306(a) or (b) of the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C.§301 et seq., or other Applicable Law, and no debarred individual or company will in the future be employed or engaged by Licensee in connection with any work to be performed hereunder.

4.1.8 Trademarks. Prior to use thereof on or with respect to any Products, Licensee will to its knowledge without due inquiry be the sole and exclusive owner of the Trademark. Licensee has, and prior to use thereof on or with respect to any Products, will have, no knowledge of the existence of any trademarks or any other intellectual property right owned or filed by any third party that would be infringed by Licensee using any such Trademarks (other than the Licensed Trademark) in the marketing, distribution and sale of the Products.

4.1.9 Legal Proceedings. There is no action, suit, proceeding or investigation pending or, to Licensee's knowledge, currently threatened, against Licensee or any other company or other person that questions the validity of this Agreement or the right of Licensee to enter into this Agreement, or to consummate the transactions contemplated hereby, nor does Licensee have knowledge that there is any basis for the foregoing. Licensee is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Entity, which would adversely affect its rights or obligations hereunder or the transactions contemplated hereby.

4.1.10 No Unsolicited Bids. Licensee, for itself and its Affiliates, successors and permitted assigns and sub-licensees, irrevocably agrees that from the Agreement Date through the end of the Term it and they will not, individually or as a member of any “group” (as such term is defined under the United States Securities Exchange Act) (i) purchase, own or acquire rights in securities of Senetek or American Depositary shares representing, or options, warrants or other rights to purchase, securities of Senetek, representing in the aggregate [***]% or more of the outstanding equity securities of Senetek, or (ii) make any unsolicited public or confidential offer or proposal to Senetek or its management or Board of Directors or any member thereof with a view

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to entering into any acquisition of or combination involving Senetek or any of its material assets, or (iii) participate in any proxy contest or other process intended to cause the adoption of any shareholder resolution which has not been recommended for adoption by the Board of Directors of Senetek.

4.2 Representations and Warranties and Covenants of Senetek. Senetek represents, warrants and covenants as of the Agreement Date and at all times during the Term as follows:

4.2.1 Qualifications and Authorization. Senetek is a public limited company duly organized, validly existing and in good standing under the laws of England, with full power and authority to conduct its business as it is now conducted and to enter into and perform this Agreement. Senetek is duly licensed or qualified to do business and is in good standing in California and each other jurisdiction in which its operations or ownership of assets in connection with this Agreement requires such licensing or qualification.

4.2.2 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, nor compliance by Senetek with any of the provisions hereof, will (i) violate or conflict with any provision of the Certificate or Articles of Association of Senetek, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in a creation of any encumbrance upon any of Senetek's assets under, any of the terms, conditions or provisions of any material contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation to which Senetek is a party, or (iii) violate any statute, rule, regulation, ordinance, code, order, judgment ruling, writ, injunction, decree or award applicable to Senetek, except, in the case of each of clauses (i), (ii) and (iii) above, for such violations, conflicts, breaches, defaults or creations of encumbrances which, in the aggregate, would not have material adverse effect on the business of Senetek and its Affiliates taken as a whole or any adverse effect on its ability to perform this Agreement.

4.2.3 Compliance with Laws. Senetek shall comply and shall require any supplier and/or subcontractor to comply in all material respects with all Applicable Laws in its performance of this Agreement.

4.2.4 Intellectual Property. Senetek is the sole and exclusive owner or otherwise has the right to use and license the Intellectual Property, including the Patents and the Licensed Trademark, and the Know-How and Documentation, and has the full and unrestricted right to license them to Licensee in accordance with this Agreement. Neither Senetek nor any of its Affiliates have any knowledge of the existence of any patent or patent application, any trademark or any copyright or any other intellectual property right owned or filed by any third party that would be infringed by Licensee exercising its licensed rights or performing its obligations under this Agreement. Except for its agreement with the Institute of Experimental Botany described in Schedule 4.2.4 pursuant to which Senetek is licensed under the Patents, neither Senetek nor any of its Affiliates have entered into any subsisting license agreement with respect to the Patents, the Licensed Trademark or any other Intellectual Property with respect to the Territory. Neither Senetek nor any of its Affiliates have received any threat of, nor are any of them involved in, any claim or dispute with respect to the Intellectual Property, the Compound or the Products, including, but not limited to, any claim alleging any injury due to the use of the Products, or any claim challenging the validity, enforceability or ownership of any of the Intellectual Property. To the knowledge of Senetek and its Affiliates, there has not been and is not currently any infringement or unauthorized use by any third party of any of the Intellectual Property, including the Patents and the Licensed Trademark, or the Compound or the Products in the Territory.

4.2.5 Legal Proceedings. There is no action, suit, proceeding or investigation pending or, to Senetek’s knowledge, currently threatened, against Senetek or any other company or other person that questions the validity of this Agreement or the right of Senetek to enter into this Agreement, or to consummate the transactions contemplated hereby, nor does Senetek have knowledge that there is any basis for the foregoing. Senetek is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Entity, which would adversely affect its rights or obligations hereunder or the transactions contemplated hereby.

4.2.6 No Broker. Senetek has not retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement.

4.2.7 Permits. Senetek has and will maintain and will require any of its contract manufacturers and suppliers to have and maintain during the Term all permits, licenses and other authorizations required under Applicable Laws to permit Senetek or its contract manufacturers to continue to manufacture and package the Products for distribution in the Territory (the “Applicable Permits”).

4.2.8 Product Compliance; Title. All Products to be manufactured and delivered to Licensee pursuant to this Agreement, in whatever formulation, dosage form or packaging, will: (i) conform to the applicable Specifications; (ii) comply with all Applicable Laws and Applicable Permits and shall not be adulterated or misbranded; (iii) be manufactured under CGMP conditions in accordance with all Applicable Laws and Applicable Permits and (iv) upon delivery will convey to Licensee good title to such Products free and clear of any security interest, other lien or encumbrance.

4.2.9 No Debarment. Neither Senetek nor any individual or company employed or engaged by Senetek in connection with any work to be performed under this Agreement including any contract manufacturers has been debarred under Section 306(a) or (b) of the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C.§301 et seq., or other Applicable Law, and no debarred individual or company will in the future be employed or engaged by Senetek or any contract manufacturer in connection with any work to be performed hereunder.

4.2.10 Suppliers and Subcontractors. Any and all suppliers of any goods or services used by or on behalf of Senetek in connection with supply, manufacture, packaging, transport or handling of the Products, in whatever form and including any component or ingredient thereof, are and shall at all times during the Term be in compliance with all laws, rules, regulations, orders and similar requirements, including, without limitation, all Applicable Laws, and possess all Applicable Permits, in each case as required to manufacture, package, transport, handle or otherwise deal with of the Product or any component or ingredient thereof.

4.3 Survival. The representations and warranties made in this Agreement shall survive the termination of this Agreement for the full period prescribed by the statute of limitations applicable to claims for the breach of such representation or warranty. The covenants of the parties made in this Agreement shall continue in full force and effect after the termination of this Agreement without limit.

5.	CONFIDENTIAL INFORMATION AND ANNOUNCEMENTS

5.1 Senetek Confidential Information. Licensee shall not (a) use Senetek Confidential Information except to perform its obligations under this Agreement, or (b) disclose Senetek Confidential Information to any Person (except to its employees, agents, contractors and sublicensees who reasonably require same for the purpose hereof, and to such other third parties as required in connection with any securities offering, financing, merger, acquisition or other corporate transaction involving Licensee, in each of the foregoing cases to the extent the recipient is bound to Licensee by obligations as to confidentiality that are at least as protective of Senetek’s Confidential Information as those contained herein) without the express written permission of Senetek, unless such disclosure is required by order of a court of competent jurisdiction.

5.2 Licensee Confidential Information. Senetek shall not (a) use any Licensee Confidential Information or trade secrets of Licensee except to perform its obligations under this Agreement, or (b) disclose any Licensee Confidential Information or trade secrets of Licensee to any third party (except to its employees, agents, contractors and sublicensees who reasonably require same for the purpose hereof, and to such other third parties as required in connection with any securities offering, financing, merger, acquisition or other corporate transaction involving Senetek, in each of the foregoing cases to the extent the recipient is bound to Senetek by obligations as to confidentiality that are at least as protective of Licensee’s Confidential Information as those contained herein) without the express written permission of Licensee, unless such disclosure is required by order of a court of competent jurisdiction.

5.3 Announcements. The parties will issue an agreed upon press release upon the execution of this Agreement for issuance by Senetek. Except for such release and except as may otherwise be required by law or the listing rules of any exchange on which either party’s securities may be listed or quoted, for which the releasing party shall provide prior notice to the other party and the opportunity to comment on any required disclosure, neither party will disclose the terms of this Agreement to any third party; provided, however, that each party may make such disclosure of the terms of this Agreement to its employees, attorneys, accountants, brokers and agents as is necessary to permit such party to perform its obligations under this Agreement; provided further that any such employee, attorney, accountant, broker or agent agrees to maintain the confidentiality of this Agreement or is otherwise subject to a duty of confidentiality; and provided further that either party may make such disclosures of the terms of this Agreement as are necessary to enter into license and other agreements that do not conflict with the terms of this Agreement (including, but not limited to, disclosures in connection with any securities offering, financing, merger, acquisition or other corporate transaction involving a party). Licensee acknowledges that this Agreement may be deemed to be a “material contract” as that term is defined by Item 601(b)(10) of Regulation S-K, and that Senetek may therefore be required to file such document as an exhibit to reports or registration statements filed under the United States Securities Act or Securities Exchange Act, provided that Senetek shall redact commercial terms and file for confidential treatment to the extent permitted by applicable rules of the United States Securities and Exchange Commission.

5.4 Release from Restrictions. The restrictions set forth in Sections 5.1 and 5.2 shall not apply to Confidential Information disclosed to the other party (i) that a party rightfully possessed before it received the information from the other as evidenced by written documentation; (ii) that subsequently becomes publicly available through no fault of that party; (iii) that is subsequently furnished rightfully to that party by a third party that is not an Affiliate and which is not known to be under restrictions on such disclosure; or (iv) that is independently developed by an employee, agent or contractor of such party. If a party is requested to disclose any of the other party’s Confidential Information pursuant to any judicial or governmental order, the requested party will not disclose such Confidential Information without first giving the other party written notice of the request and sufficient opportunity to contest the order and/or obtain confidential treatment for such disclosure.

5.5 Survival. The provisions of this Article 5 shall survive termination of this Agreement and continue thereafter for a period of five years (and, with respect to any information constituting a trade secret of a party, for as long thereafter as such party maintains such information as a trade secret).

6.	BOOKS AND RECORDS; DISPUTE RESOLUTION

6.1 Books and Records. Each party shall keep (and shall cause any permitted contract manufacturer to keep) books and records sufficient to permit the other party to verify compliance with all of the representations, warranties and covenants and other provisions contained herein. Such books and records shall be preserved, for the most recent three (3) year period, during the Term of this Agreement and for a period not less than three (3) years after its termination. Each party shall be permitted, within 30 days of its request, to audit the most recent three (3) years of such books and records (including those of any contract manufacturer) at a single United States location. Such audit may be performed by any employee of a party as well as by any attorney or licensed certified public accountant designated by a party, upon reasonable notice and during regular business hours. A party shall conduct no more than one such audit during any Contract Year unless any prior audit showed material breach of a representation, warranty or covenant, in which event the party may conduct no more than two audits during the succeeding Contract Year. Each party shall pay its own costs of conducting any such audit unless it is determined by Final Adjudication that the party whose books and records were audited was in breach, in which event the party in breach shall pay all reasonable costs of such audit.

6.2 Disputes. Except as expressly provided in Section 3.3.4, all disputes between the parties to this Agreement shall be subject to and resolved in accordance with the terms of Schedule 6.2, which shall be binding on the parties. During the pendency of a dispute, the parties shall continue to perform their respective obligations under this Agreement until such time as: (i) the matter in dispute is finally resolved or (ii) the Agreement it terminated in accordance with its terms.

7.	INDEMNIFICATION, INSURANCE AND LIMITS ON LIABILITY

7.1 Indemnification by Licensee. Licensee shall defend, indemnify, and hold harmless Senetek, its officers, agents, employees and Affiliates (the “Senetek Indemnitees”) from any loss and from any claim, action, damage, expense or liability (including defense costs and attorneys’ fees) (collectively, “Claims”) in connection with any third party claim arising out of or related to: (i) a breach or alleged breach of any representation, warranty, covenant or other agreement made by Licensee herein, or (ii) Licensee's or its Affiliates’ or contractors’ negligence or willful misconduct in the performance of its obligations hereunder; except, in the cases of each of the preceding clauses (i) and (ii), insofar as such claims are related to or arise from Senetek's or its Affiliates or contractor’s negligence or willful misconduct, or breach of any representation, warranty, covenant or other agreement made by Senetek under this Agreement.

7.2 Indemnification by Senetek. Senetek shall defend, indemnify, and hold harmless Licensee, its officers, members, agents, employees and Affiliates and any sub distributors or sublicensees (the “Licensee Indemnitees”) from any Claims in connection with any third party claim arising out of or related to: (i) a breach or alleged breach of any representation, warranty, covenant or other agreement made by Senetek herein, or (ii) assertion that the marketing, distribution, sale or use, in accordance with this Agreement, of any Product infringes the patents or other intellectual property rights of any third party (other than any such claims arising from Licensee’s use of any Trademark other than the Licensed Trademark), or (iii) Senetek's or its Affiliates’ or contractors’ negligence or willful misconduct in the performance of its obligations hereunder; except in the cases of each of the preceding clauses (i), (ii) and (iii), insofar as such claims are related to or arise from Licensee’s or its Affiliates or contractor’s negligence or willful misconduct, or breach of any representation, warranty, covenant or other agreement made by Licensee under this Agreement.

7.3 Indemnity Procedures. If any claim or action is asserted that would entitle a Senetek Indemnitee or Licensee Indemnitee to indemnification pursuant to either of the foregoing Section 7.1 or Section 7.2 (a “Proceeding”), the party who seeks indemnification will give written notice thereof to the party from whom indemnification is sought (the “Indemnitor”) promptly (and in any event within fifteen (15) calendar days after the service of the citation or summons); provided, however, that the failure of the party seeking indemnification to give timely notice hereunder will not affect rights to indemnification hereunder, except to the extent that Indemnitor demonstrates actual damage caused by such failure. Indemnitor may elect to direct the defense or settlement of any such Proceeding by giving written notice to the party seeking indemnification, which election will be effective immediately upon receipt by the party seeking indemnification of such written notice of election. The Indemnitor will have the right to employ counsel reasonably acceptable to the party seeking indemnification to defend any such Proceeding, or to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor; provided that the Indemnitor will not settle, or consent to any entry of judgment in, any Proceeding without obtaining either: (i) an unconditional release of the party seeking indemnification (and its Affiliates and each of their respective officers, directors, employees and agents) from all liability with respect to all claims underlying such Proceeding; or (ii) the prior written consent of the party seeking indemnification. A party seeking indemnification will not settle, or consent to any entry of judgment, in any Proceeding without obtaining the prior written consent of the Indemnitor. The parties will fully cooperate with each other in any such Proceeding and will make available to each other any books or records useful for the defense of any such Proceeding.

7.4 Insurance. Each party shall maintain at its expense commercial general liability insurance with appropriate riders insuring its performance hereunder with an insurance company or companies rated at least Best AA in a principal amount of not less than [***] (US$[***]) per occurrence and [***] (US$[***]) in the annual aggregate. Each such policy shall name the other party as an additional insured as its interest may appear. Within thirty (30) calendar days after the date of this Agreement, each party shall furnish to the other a certificate evidencing such insurance. Either party may elect to suspend its performance hereunder until the other party’s insurance is in place and the certificate of coverage is provided, and may thereafter suspend its performance if it reasonably believes such insurance is not in place until the other party provides reasonable assurance that such coverage is in place without any gap in coverage during the Term and will be maintained as required by this Agreement.

7.5 No Consequential Damages. Except for claims that include consequential damages paid to third parties that are not Affiliates of an indemnified party, neither party shall be liable to the other for consequential, incidental, indirect, special or punitive damages, injury to reputation or similar claims; provided, however, that nothing in this sentence shall be construed to in any way limit either party's obligation to pay amounts due to the other party pursuant to this Agreement. Each party acknowledges and agrees that, but for the limitations of liability set forth in this Section, the other party would not have entered into this Agreement upon the terms set forth herein and that such limitations are a material part of this Agreement.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

7.6 Recalls. In the event any Product(s) must be recalled or withdrawn from the Authorized Channel by reason of failure to meet any requirements of law or otherwise, Licensee shall immediately effect such recall or withdrawal; provided, however, that if any such recall, withdrawal or other forms of notification regarding safety risks associated with the Product(s) is a result of Senetek’s or its contract manufacturer’s negligence, breach of this Agreement or violation of Applicable Laws, Senetek shall be responsible for all costs associated therewith.

8.	INFRINGEMENT

8.1 Notification of Infringement. During the Term, each party shall promptly advise the other in writing of any infringement, imitation or act by third parties inconsistent with the ownership of and rights to the Intellectual Property as represented in this Agreement or any act of unfair competition by third parties (any of the foregoing shall be referred to as an “infringement”) relating to any of the Intellectual Property, wherever and whenever such infringement or act shall come to the attention of such party. If such infringement occurs during the Term within the Territory, Senetek shall promptly take such commercially reasonable action as is required to restrain such infringement or otherwise enforce its and Licensee's rights, and Licensee shall cooperate fully in such action and, if so requested, shall join as a party to any appropriate legal proceedings for such purpose, at Senetek's expense except in the case that such infringement involves a Trademark other than the Licensed Trademarks, in which case, Licensee shall promptly take such action and Senetek shall cooperate and, if so requested join as a party. If within 30 days after the party responsible for taking action, as provided above, becomes aware of such infringement, such party fails to commence appropriate and diligent action with respect to such infringement, the other party shall have the right, to the extent permitted by law, to institute an action for infringement at its own expense, and in its own name, or in the name of any of its Affiliates and the right to enforce, collect and retain any judgment thereon, and the party responsible for taking action shall cooperate fully in such action and, if so requested, shall join as a party to any appropriate legal proceedings for such purpose, at the other party’s expense.

8.2 Recovery. Except as expressly provided in Section 8.1 above, any recovery by either party as a result of any claim, demand, litigation or other action contemplated by Section 8.1 or any settlement thereof shall first be used to reimburse each party for the reasonable costs of the action borne by such party (or, if the recovery is less than the aggregate costs of such action, shall be distributed between the parties in proportion to the costs of the action borne by each of the parties), with the remaining amount, if any, to be shared as follows: (i) to the extent that the infringement occurred within the Authorized Channel in the Territory during the first Contract Year, Senetek shall be entitled to recover the infringer's selling price on the number of units of infringing products sold by the infringer and Senetek and Licensee shall share the balance equally, (ii) to the extent that the infringement occurred within the Authorized Channel in the Territory after the first Contract Year, Senetek and Licensee shall share the balance equally, (iii) to the extent that the infringement occurred outside the Authorized Channel but in the Territory, Senetek shall be entitled to recover the infringer's selling price on the number of units of infringing products sold by the infringer and Senetek and Licensee shall share the balance equally, and (iv) to the extent that the infringement occurred outside the Territory, Senetek shall be entitled to retain the full amount.

9.	TERM AND TERMINATION

9.1 Term. The term of this Agreement shall be the Term as defined in Article 1 unless terminated earlier than therein as provided in this Agreement.

9.2 Termination for Cause. Each party shall have the right to terminate this Agreement at any time upon written notice to the other in the event (i) the other party is in material breach of any of its representations or fails to perform any material obligation and such failure continues for a period of 60 days with respect to a payment failure or, with respect to any other failure, such failure continues for a period of 90 days after notice thereof or (ii) the other party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party, or the other party makes or executes any assignment for the benefit of creditors.

9.3 Bankruptcy of Senetek. The parties hereby agree that licenses under this Agreement are licenses of intellectual property as defined in Section 101(35A) (formerly Section 101(56)) of the Bankruptcy Code, and that this license agreement is governed by Section 365(n) of the Bankruptcy Code. Senetek hereby agrees that in the event this Agreement is assigned to any third party in any bankruptcy action by Senetek, such assignee must assume all of Senetek’s obligations under this Agreement.

9.4 Effects of Termination. Upon any termination of this Agreement, Licensee shall have no right of any kind with respect to the Intellectual Property (including without limitation the Patents) or the Documentation or Confidential Information other than the right to complete the sale of Products in the rightful possession of Licensee or its Affiliates subject to payment of the Net Sales remittances to Senetek as provided in Section 3.8.2 hereof and Licensee shall return to Senetek all documentation in its possession or control with respect to all of the foregoing together with a copy of a list of trade accounts to which any sales of Products were made in the twelve month period prior to the date of termination. Senetek shall have no right of any kind to the Trademark which shall remain the sole and exclusive property of Licensee.

10.	MISCELLANEOUS

10.1 Method of Payments. All payments due under this Agreement shall be paid in U.S. Dollars by wire transfer of immediately available funds and any late payments shall be subject to a handling charge of [***] ([***]%) per month from the due date until the date of payment.

10.2 Taxes. All taxes due with respect to the sales of Products by Licensee shall be paid by it or its customers.

10.3 No Joint Venture. It is not the intent of the parties hereto to form any partnership or joint venture. Each party shall, in relation to its obligations hereunder, act as an independent contractor, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind or commit the other.

10.4 Governing Law. This Agreement, and any and all disputes arising from or relating to this Agreement, shall be governed by and interpreted in accordance with the laws of the State of Delaware (regardless of that or any other jurisdiction’s choice of law principles).

10.5 No Assignment. Neither party to this Agreement may assign its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement; provided, however, that either party may assign its rights to an Affiliate or to any successor by merger, consolidation, sale of stock or other equity interests or the sale of substantially all of the assets of such party. Except as expressly provided herein, Licensee may not sub-license any of its rights hereunder

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

without the prior written consent of Senetek, which consent shall not be unreasonably withheld. Any permitted sublicense shall require that the sub-licensee agree in writing to comply with terms and conditions that do not conflict with those contained in this Agreement.

10.6 Force Majeure. Neither party hereto shall be liable to the other in damages for, nor shall this Agreement be terminable by reason of, any delay or default in such party’s performance hereunder if such delay or default is caused by conditions beyond such party’s reasonable ability to foresee and control, such as acts of God, regulation or law or other action of any government or any agency thereof, war, insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, or failure of public utilities or common carriers. Each party hereto agrees to promptly notify the other party of any event of force majeure under this Section 10.6 and to employ commercial best efforts towards prompt resumption of its performance hereunder if such performance is delayed or interrupted by reason of such event.

10.7 Notices. Unless otherwise provided herein, any notice required or permitted to be given hereunder (a “Notice”) shall be mailed by certified mail or generally recognized express courier service with signature required for delivery, postage prepaid, or delivered by hand to the party to whom such Notice is required or permitted to be given hereunder, at such party’s address first set forth above or at such other address as the party may have designated by Notice hereunder. If mailed, any such Notice shall be deemed to have been given as of the date of receipt, as evidenced by the date appearing on the delivery notice. If delivered by hand, any such Notice shall be deemed to have been given when received by the party or agent of such party to whom such Notice is given, as evidenced by written and dated receipt of the receiving party. Such Notice shall be delivered to the party to receive Notice at its address first set forth above, to the attention of the officer executing this Agreement, unless such party shall have changed the address or person to receive the same by Notice in accordance herewith.

10.8 Survival. The provisions of Article 4, Article 5, Article 6, Article 7, Article 8, Section 9.4, and Article 10 shall survive termination and remain in effect after expiration or termination of this Agreement in accordance with their terms.

10.9 Captions. The captions in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

10.10 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

10.11 Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, privilege or power hereunder shall operate as a waiver or relinquishment thereof; nor shall any single or partial exercise by any party hereto of any right, privilege or power hereunder preclude any other or further exercise thereof, or the exercise of any other right, privilege or power.

10.12 Entire Agreement. This Agreement together with its Schedules constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter of this Agreement and shall supersede any prior agreements, negotiations, understandings, representations, statements and writings relating thereto. This Agreement may not be amended or modified except in a writing signed by a duly authorized officer of the party against whom enforcement of such amendment is sought.

10.13 Counterparts. This Agreement may be executed in one or more counterparts by exchange of facsimile copies of signature pages, each of which will be deemed an original and all of which together will constitute one and the same instrument.

10.14 Document Preparation. The parties acknowledge that this Agreement is a product of extensive negotiations and that no inference should be drawn regarding the preparation of this document.

Wherefore, to evidence this Agreement, the parties have caused their duly authorized representatives to execute this Agreement as of the Agreement Date.

TRIAX AESTHETICS, LLC, a Delaware limited liability company

By:
Name:	Leonard Mazur
Title:	Manager
Date:

By:
Name:	Joseph Krivulka
Title:	Manager
Date:

SENETEK PLC

By:
Name:
Title:
Date:

SCHEDULE 1.9

DESCRIPTION OF THE COMPOUND

SCHEDULE 1.24A

PACKAGING SPECIFICATIONS

SCHEDULE 1.25

THE PATENTS

SCHEDULE 1.26

PRODUCT SPECIFICATIONS

[Technical specifications to come]

Senetek has completed development of the Base Products.

SCHEDULE 3.8.2

Monthly and Yearly Sales Report

SALES			A	B	C	D	A-B-C-D
SKU	Product	Gross Delivery – Unit Sales	Dollar Sales	Discounts & Charges	Allow- ances	Other Charges	Net Sales

		Total	$	$	$	$	$

E

RETURNS
SKU	Product	Unit Returns	Net Returns

		Total	$

F
Other Adjustments (Explain)

$

G

Amount Due Senetek			$

E-F (+/-) G

Monthly and Yearly Product Inventory Report

		H	I	J	K	L	M	*
SKU	Product	Beginning Inventory	Product In	Unit Sales	Unit Returns	Scrap	Other	Ending Inventory

*	H+I-J+K-L (+/-) M

SCHEDULE 4.2.4

DESCRIPTION OF IEB AGREEMENT

Senetek is a party to an Agreement on Cooperative Research and Development with the Institute of Experimental Botany, Academy of Sciences of the Czech Republic dated as of June 6, 2003, as amended October 18, 2004 and December 6, 2005, pursuant to which Senetek is licensed to practice the Patents and to sublicense the practice of the Patents.

SCHEDULE 6.2

DISPUTE RESOLUTION

Any dispute between the parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement or with respect to the performance by either party, shall be resolved as provided in this Schedule.

(a)	Informal Dispute Resolution.

The parties shall in good faith first attempt to resolve their dispute on an informal basis through discussions between a designated representative of each party, as follows. Either party may initiate this informal resolution process (the “Disputing Party”) by sending a notice to the other party outlining to such other party the nature of the dispute and the name and contact information of the officer of the Disputing Party who shall act as its designated representative. Within (7) days of receipt of such notice, the receiving party shall by notice designate an officer who shall act as that party’s designated representative. The designated representatives shall meet at a mutually acceptable time and place within fourteen (14) days of the date the initial notice was received and thereafter as often as they reasonably deem necessary. No communication made during this period between the parties concerning the dispute may be used by either party in any subsequent proceeding for any reason.

(b)	Arbitration.

If the parties are unable to resolve the dispute informally, within twenty-one (21) days of the date the initial notice was received, either party may commence a mandatory and binding arbitration concerning such dispute, in accordance with the following procedures:

(i) Selection of Arbitrator. The party making demand for arbitration (the “Demanding Party”) shall notify the American Arbitration Association (the “AAA”) and the other party in writing describing in reasonable detail the nature of the dispute (the “Demand for Arbitration”), and shall request that the AAA furnish a list of five (5) possible arbitrators who shall have substantial experience in the area of patent licensing and shall otherwise be qualified to competently address the issues presented. Each party shall have fifteen (15) days to reject two (2) of the proposed arbitrators. If only one individual has not been so rejected, he or she shall serve as arbitrator. If two (2) or more individuals have not been so rejected, then the parties shall promptly mutually select the arbitrator from the remaining pool of possible arbitrators; provided, however, that if the parties are unable to agree on such selection within ten (10) days after notification by the AAA of the need to make such selection, then the AAA shall select the arbitrator from the remaining pool of possible arbitrators.

(ii) Conduct of Arbitration.

(A) The arbitrator shall allow reasonable discovery in the forms permitted by the United States Federal Rules of Civil Procedure, consistent with the purpose of the arbitration. Such discovery shall be completed no later than sixty (60) days following the appointment of the arbitrator.

(B) Following the conclusion of the discovery period, the arbitration hearing shall be commenced promptly and conducted expeditiously, with each of the parties being limited to no more than a total of five (5) business days for the presentation of its case, including any rebuttal or cross-examination. Unless otherwise agreed by the parties, the arbitration hearing shall be conducted on consecutive business days. Strict rules of evidence shall not be applied in the arbitration hearing. The arbitrator shall control the presentation of evidence and accord it such weight as the arbitrator deems appropriate. Cross-examination of witnesses and rebuttal testimony may be permitted.

(C) Each party may submit one pre-arbitration brief (of not more than twenty (20) pages (excluding exhibits)), and a list of proposed witnesses setting forth a brief summary of their testimony, no later than five (5) days prior to the commencement of the arbitration hearing, and may also submit one post-arbitration hearing brief (of not more than ten (10) pages (excluding exhibits)) no later than five (5) days after the close of the arbitration hearing. A copy of any brief or document submitted to the arbitrator shall also be served on the other party.

(D) The arbitrator shall have no power or authority to amend or disregard any provision of this Schedule or any other provision of the Agreement (in particular, the arbitrator shall not have the authority to exclude the right of a party to terminate the Agreement when a party would otherwise have such rights or to assess damages in excess of or different than those provided under the Agreement).

(E) Except when a conflict exists between the terms of the Agreement and the rules of commercial arbitration of the AAA in effect at the time of arbitration, the arbitrator shall use the rules of commercial arbitration of the AAA in effect at the time of the arbitration.

(iii) Replacement of Arbitrator. Should the arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Schedule, such arbitrator shall be replaced by an arbitrator selected according to the procedures stated above.

(iv) Authority of Arbitrator to Rule. The parties hereby agree and consent that the arbitrator shall be fully authorized and empowered to (i) permit and rule on motions of summary judgment made by either of the parties and (ii) award injunctive relief. The ruling of the arbitrator, including on any motion of summary judgment or concerning any award of injunctive relief, shall be final and binding on the parties, and may be confirmed in any court of competent jurisdiction.

(v) Findings and Conclusions. The arbitrator rendering judgment upon disputes between the parties may prepare and distribute to the parties a writing describing the findings of fact and conclusions of law relevant to the judgment and award and containing an opinion setting forth the reasons for the giving or denial of any award.

The award of the arbitrator shall be final and binding on the parties, and judgment thereon may be entered in a court of competent jurisdiction.

(vi) Place of Arbitration. Arbitration, including any necessary hearings hereunder, shall be held in New Jersey. If the parties agree, arbitration hearings may be held in another location.

(vii) Time of the Essence. The arbitrator is instructed that time is of the essence in the arbitration proceeding, and that the arbitrator shall have the right and authority to issue monetary sanctions against either of the parties if, upon a showing of good cause, that party is unreasonably delaying the proceeding. The arbitrator shall render his or her judgment or award within fifteen (15) days following the conclusion of the hearing. Recognizing the express desire of the parties for an expeditious means of dispute resolution, the arbitrator shall limit or allow the parties to expand the scope of discovery as may be reasonable under the circumstances. In no event shall the period of time from the date of delivery to the other party of a party’s demand for arbitration to the arbitrator’s rendering of his or her judgment exceed one hundred eighty (180) days.

(viii) Confidentiality. The parties agree that the existence of a dispute, any efforts or proceedings to resolve a dispute, whether informal or pursuant to arbitration, and any rulings or decisions issued by the arbitrator pursuant to this Schedule, shall be held in confidence in accordance with the terms and conditions of this Agreement.

(ix) Costs and Expenses. The parties shall jointly and equally pay the expenses of the arbitrator and administrative costs assessed by the AAA.

(c)	Litigation.

(i) Immediate Injunctive Relief. The parties agree that the only circumstance in which disputes between them shall not be subject to the arbitration provisions of this Schedule is when a party makes a good faith determination that it needs and is entitled to receive a temporary restraining order or other emergency injunctive relief in order to protect its interest during the pendency of an arbitration proceeding. If a party files a pleading with a court seeking immediate injunctive relief and this pleading is challenged by the other party and the injunctive relief sought is not awarded in substantial part, the party filing the pleading seeking immediate injunctive relief shall pay all of the costs and attorneys’ fees of the party successfully challenging the pleading.

(ii) Jurisdiction. The parties irrevocably submit and consent to exclusive jurisdiction and venue in the state and federal courts located in Delaware, and the appellate courts thereof, for all litigation that may be brought, subject to the requirement for arbitration hereunder, arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement or with respect to the performance by either party.

(d)	Governing Law.

Disputes subject to this Schedule, and all proceedings to resolve such disputes, shall be governed by and proceed in accordance with, the laws of the jurisdiction whose laws govern the Agreement.

(e)	Continued Performance

During the pendency of any bona fide dispute involving an alleged breach, the parties shall continue to perform their respective obligations under this Agreement until such time as (i) the dispute is finally resolved or (ii) this Agreement is terminated in accordance with its terms>